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                                                                     EXHIBIT 5.1


                               December 31, 1996



GranCare, Inc.
One Ravinia Drive
Suite 1500
Atlanta, Georgia 30346

     Re:  Registration Statement on Form S-1 of New GranCare, Inc.

Ladies and Gentlemen:

     We have served as counsel for New GranCare, Inc., a Delaware corporation ("New GranCare"), in connection with the registration under the Securities Act of 1933, as amended, pursuant to New GranCare's Registration Statement on Form S-1 (the "Registration Statement"), of 24,000,000 shares (the "Shares") of New GranCare's common stock, par value $.001 per share (the "Common Stock"), substantially all of which will be distributed to the shareholders of GranCare, Inc., a California corporation (the "Company"), in connection with the proposed distribution (the "Distribution") to the Company's shareholders of all of the outstanding shares of Common Stock of New GranCare, a wholly-owned subsidiary of the Company. The Distribution will be made pursuant to the terms of an Amended and Restated Agreement and Plan of Distribution, dated as of September 3, 1996, by and between New GranCare and the Company (the "Distribution Agreement"). The Distribution will be made in connection with and is part of a proposed reorganization that also involves the merger of the Company (the "Merger") with and into Vitalink Pharmacy Services, Inc., a Delaware corporation ("Vitalink"), immediately following the Distribution, pursuant to an Agreement and Plan of Merger by and between Vitalink and the Company, dated September 3, 1996, as amended (the "Merger Agreement").

     We have examined and are familiar with originals or copies (certified or otherwise identified to our satisfaction) of such documents, corporate records and other instruments relating to the incorporation of New GranCare and to the authorization and issuance of the Shares, including, but not limited to, the following documents:

    (i) Resolutions of the Board of Directors of the Company dated September 3, 1996, authorizing the Distribution and Merger and the related Distribution Agreement and Merger Agreement;

    (ii) Resolutions of the Board of Directors of New GranCare, authorizing the filing of the Registration Statement and related matters;

    (iii) The Certificate of Incorporation of New GranCare;

    (iv)  The Bylaws of New GranCare;
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GranCare, Inc.
December 31, 1996
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     (v)  The Distribution Agreement; and

     (vi) The Merger Agreement.

     Based upon the foregoing and having regard for such legal considerations as we have deemed relevant, it is our opinion that, upon issuance in accordance with the terms of the Distribution Agreement, the Shares will be validly issued, fully paid and nonassessable.

     We do hereby consent to the reference to our firm under the heading "Legal Matters" in the Prospectus contained in the Registration Statement and to the filing of this Opinion as Exhibit 5.1 thereto.

                                    Very truly yours,



                              POWELL, GOLDSTEIN, FRAZER & MURPHY